Exhibit 99.2
EXECUTION VERSION

ASSET PURCHASE AGREEMENT
dated as of January 28, 2009
by and between
KREIDO BIOFUELS, INC.,
a Nevada corporation
(“Kreido”)
And
KREIDO LABORATORIES a California corporation
(“Kreido Laboratories,” and together with Kreido, “Seller”)
and
FOUR RIVERS BIOENERGY INC.,
a Nevada corporation
(“FRB”)
And
The Four Rivers BioEnergy Company Inc.,
A Kentucky corporation
(“FRB Sub” and together with FRB, “Buyer”)

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of January 28, 2009 (the “Signing Date”), is made by and between KREIDO BIOFUELS, INC., a Nevada corporation (“Kreido”), KREIDO LABORATORIES, a California corporation that is a wholly owned subsidiary of Kreido (“Kreido Labs,” and together with Kreido, “Seller”), and FOUR RIVERS BIOENERGY INC., a Nevada corporation (“FRB”) and The Four Rivers BioEnergy Company, Inc., a Kentucky corporation (“FRB Sub” and together with FRB, the “Buyer”).
R E C I T A L S:
A. Seller is engaged in the business of developing bio-diesel production plants designed to use Seller’s STT® Reactor and related Registered IP and Unregistered IP (the “Business”).
B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, assets associated with the Business, subject to and upon the terms and conditions contained in this Agreement which Buyer intends to use to construct and operate one or more bio-diesel production, chemical, pharmaceutical and related bio-energy plants.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
PURCHASE AND SALE OF ASSETS
1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller shall sell, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Purchased Assets (as defined in Section 1.2), free and clear of all, claims, liens, mortgages, pledges, contractual restrictions, security interests and encumbrances of any nature, kind or description whatsoever (collectively “Encumbrances”).
1.2 Purchased Assets. As used herein, the term “Purchased Assets” shall mean the properties, assets and rights of Seller wherever, whether real, personal, or mixed, or tangible or intangible, listed on Schedule 1.2 (a) (“Physical Purchased Assets”), on Schedule 1.2(b) (“Registered IP” and “Unregistered IP”) and on Schedule 1.2(c) (“Assumed Contracts”) other than the Excluded Assets. The Purchased Assets shall also include: (i) all insurance proceeds and rights thereto derived from loss, damage or destruction of or to any of the Physical Purchased Assets after the Closing, and prior to the Closing, to the extent not utilized prior to the Closing to repair or replace the insured items; and (ii) any rights which Seller may have against any of its suppliers or vendors under express or implied warranties, to the extent assignable, relating to the Physical Purchased Assets or any right to receive any reimbursement or indemnification in respect thereof.

1.3 Excluded Assets. The Purchased Assets shall not include the following assets of Seller (collectively, the “Excluded Assets”), which Seller shall specifically retain:
(a) Seller’s corporate minute book, stock records, warrant records, stock option grant records and corporate seal;
(b) all cash on hand;
(c) all of Seller’s rights relating to any insurance policy or insurance contract (except as and to the extent provided in Section 1.2(ii) hereof) maintained by Seller to the extent not accepted by and assigned to Buyer;
(d) the Lease between Seller and Acaso Investments, LLC regarding the facility (“Building”) located at 1070 Flynn Road in Camarillo, California (the “Building Lease”);
(e) all leasehold improvements, selected office and conference room furniture, fixtures and equipment, manufacturing equipment (including, without limitation the overhead crane and overhead fans), office supplies, laptop and desk top computers and servers, and telephone and telecommunications equipment and systems located at the Building used by the Chief Executive Officer, Chief Financial Officer and controller of Kreido but excluding the AutoCad computer, printer, engineering data and AutoCad software which shall be part of the Purchased Assets;
(f) any feedstock inventory;
(g) any receivables of the Seller, as of the Closing Date;
(h) all books of account, records (including, without limitation, financial records, employment records, and SEC filing records), files, telephone numbers, facsimile numbers, internet addresses, web pages, e-mail accounts, any similar data and intellectual property, except to the extent directly associated with or included in the Purchased Assets;
(i) prepaid expenses and security deposits, except to the extent directly associated with or included in the Purchased Assets; and
(j) all rights, title and interest in and to claims made by Kreido in the matter known as United States Securities and Exchange Commission v. Louis Zehil, et. al. 07 Civ 1439 (LAP).
1.4 Assumption of Certain Liabilities and Obligations. As partial consideration for Seller’s sale of the Purchased Assets to Buyer and subject to the provisions of Section 1.5 below, Buyer hereby assumes the liabilities and obligations (the “Assumed Liabilities”) and Encumbrances all as listed on Schedule 1.4 hereto and/or obligation arising as of the Closing date under the Assumed Contracts (the “Assumed Contracts”).

1.5 No Assumption of Excluded Liabilities. Buyer does not assume or take or shall become subject to any claims, debts, commitments, liabilities or obligations of Seller whatsoever whether arising prior to, on or after the Closing Date, which are not expressly assumed pursuant to Section 1.4 and which shall remain the sole obligation of Seller. Without limiting the generality of the foregoing, “Excluded Liabilities” includes, but not limited to: (a) all Taxes (defined in Section 3.10), including those arising in connection with the purchase and sale of the Purchased Assets, (b) accounts payable, (c) accrued expenses, including employment termination expenses, severance obligations and accrued vacation pay, (d) the Building Lease, (e) any liabilities arising from environmental matters, (f) indemnification obligations, (g) any liabilities, fines or penalties for violations of laws, (h) costs and expenses associated with the negotiation and consummation of the transactions contemplated herein, (i) claims relating to the Excluded Assets, (j) loans payable, (k) indebtedness to employees (including benefit plans) and shareholders, and (l) broker’s fees.
1.6 Closing. The consummation of the transactions contemplated in this Agreement (the “Closing”) shall take place at the offices of Golenbock Eiseman Assor Bell & Peskoe LLP, 437 Madison Avenue, New York, New York 10022, at 10:00 a.m. EST on February 27, 2009, or on March 15, 2009 if so requested by Seller in writing on or before February 25, 2009, or such earlier date and at such other time as the parties mutually agree in writing (the “Closing Date”), but in no event shall Closing occur later than the fifth business day after fulfillment or waiver of all the conditions set forth under Articles 6 and 7 hereof, unless otherwise agreed to by the parties.
1.7 Discharge and Release of Encumbrances. No later than three (3) days prior to the Closing, Seller shall deliver to Buyer a schedule (the “CFO Certificate”), duly certified by the Chief Financial Officer of the Seller setting forth all outstanding amounts due to the holders of the Encumbrances (the “Lienholders”), and shall deliver to Buyer, in such detail as shall be reasonably acceptable to Buyer, such relevant information available to Seller on which the calculations reflected in the CFO Certificate are based together with wire information for each such Lienholder to whom payment is to be made at the Closing. In furtherance of the foregoing, Seller agrees that Buyer shall, on behalf of the Seller, pay or cause to be paid from the cash portion of the Purchase Price amounts required to be paid to the Lienholders on the Closing Date in excess of the Assumed Liabilities and in accordance with the CFO Certificate and Schedule 7.9 hereof.

1.8 Physical Purchased Assets.
(a) Notwithstanding anything to the contrary in this Agreement, no later than five (5) Business Days after the date hereof, Seller shall cause all vendors or other parties that are in possession of the Physical Purchased Assets to deliver to Seller, for the benefit of Buyer, written communication substantially with the content of the form attached as Exhibit F-1 or other similar evidence reasonably satisfactory to Buyer, provided, however, that “evidence reasonable satisfactory”: (i) with respect to the Physical Purchased Assets located at Foothills Biodiesel in Lenoir, NC and the EPA Laboratories in Cincinnati, OH shall mean a delivery by Kreido copy of a letter attached as Exhibit F-2 hereof and the absence of any reply that would negate any of the statements of said letter; and (ii) with respect to the Physical Purchased Assets located at the Port of Wilmington, NC, a written confirmation substantially similar to the form attached as Exhibit F-1, after due inspection to take place no later than the fifth Business Day of the date hereof, to be delivered by a person jointly designated by Buyer and Seller.
(b) In the event that: (i) such party is unable to deliver such certificate since any Physical Purchased Asset has been stolen, destroyed or substantially damaged; and (ii) any such Physical Purchased Asset is not covered by insurance or the right to obtain insurance proceeds which may be assigned to Buyer, then Buyer shall not be under any obligation to purchase such asset, and the portion of the Purchase Price referred to in Section 2.1(b) shall be reduced in a like amount. The value of such Purchase Price reduction shall be determined jointly by Seller and Buyer in accordance with the principles set forth in Section 2.2 no later than three (3) business days prior to the Closing Date.
1.9 Post Closing Inspection and Refund Rights. The Buyer shall, for a period of thirty (30) calendar days following the Closing Date have the opportunity to physically re-inspect the Physical Purchased Assets and in which to deliver to Seller an instrument in writing setting forth any claims by Buyer that any of the Physical Purchased Assets has been stolen, destroyed or materially damaged, specifically identifying therein such affected Physical Purchased Assets and the facts supporting Buyer’s claims. Within seven (7) days of the delivery of such claims, Seller shall respond in writing to those of Buyer’s claims to which it disputes, setting forth the reasons for such dispute. Within five (5) days thereafter, the Buyer and Seller shall meet (with the party in possession or responsible for possession of the affected Physical Purchased Assets, if necessary) to resolve in good faith the disputed claims and for Buyer and Seller to jointly determine in good faith the value of any such stolen, destroyed or materially damaged Physical Purchased Asset (in accordance with the principles set forth in Section 2.2). Buyer and Seller shall also determine whether any claims for insurance or warranty coverage may be made with respect to any stolen, destroyed or materially damaged Physical Purchased Property that is the subject of Buyer’s claim, and Seller shall refund to Buyer an amount equal to the agreed upon value of the stolen, destroyed or materially damaged Physical Purchased Assets net of the projected amount to be recovered from insurance and warranty claims; provided , however, that in no event shall the amount of the refund from Seller to Buyer exceed $300,000.00 in the aggregate. If any insurance or warranty claim shall be definitively rejected in its entirety (as opposed to taking under reservation) by the insurer or warrantor within 60 days following the Closing, then subject to the aggregate limit provided above, Seller shall refund to Buyer the projected amount of the insurance or warranty claim. If an insurance or warranty claim made hereunder shall be definitively rejected in its entirety after said 60-day period, Seller shall compensate Buyer the cash amount above, subject to the aggregate limit provided above pursuant to the indemnity rights of Buyer under Article 8 of this Agreement. Except as otherwise specifically provided in this Section 1.9, this Section is in lieu of any indemnification rights of Buyer under Article 8 of this Agreement with respect to any claims that any of the Physical Purchased Assets were stolen, destroyed or materially damaged.

ARTICLE 2
CONSIDERATION AND PAYMENT TERMS
2.1 Purchase Price and Manner of Payment. The aggregate consideration to be paid to Seller by Buyer for the Purchased Assets (the “Purchase Price”) shall be as follows:
(a) Concurrent with the execution and delivery of this Agreement, Buyer shall make a loan in an aggregate amount of $100,000 to Seller against the delivery and execution by Seller of a promissory note (the “Note”) and a Security Agreement (the “Security Agreement”), in the form attached hereto as Exhibit G the proceeds of which are solely to be used to pay such amounts owed by Seller to Certified Technical Services, L.P. (“Certified”). Seller hereby authorizes Buyer to make such payment directly to Certified. On the Closing Date, the Note shall be cancelled and surrendered to Buyer.
(b) Upon the notice of the Escrow Agent that the escrow account has been established, and Buyer and Seller shall make reasonable commercial efforts to established the escrow account within three (3) days of the date hereof, Buyer shall deposited into escrow at Bank of New York pursuant to the Escrow Agreement attached hereto as Exhibit A the sum of Two Hundred Fifty Thousand Dollars ($250,000) (the “Escrow Deposit”). The Escrow Deposit shall be released in accordance with the provisions of Section 9 hereof.
(c) On the Closing Date, Buyer shall pay to Seller, in immediately available funds by wire transfer to such account as shall be designated in a written direction by Kreido to FRB (such directing to be provided no later than three (3) days prior to the Closing Date) the sum of Two Million Dollars Four Hundred Forty Two Thousand Dollars ($2,442,000) less any of the amounts to be paid directly by Buyer to Lienholders in accordance with Section 1.7 hereof.
(d) On the Closing Date, FRB shall issue to Kreido a total of One Million Two Hundred Thousand (1,200,000) shares of FRB common stock, $0.001 par value per share (“Buyer Stock”), of which Three Hundred Thousand (300,000) shares shall be deposited in escrow with Wall Street Transfer Agents, Inc., the transfer agent of FRB, pursuant to the Securities Escrow Agreement in the form attached hereto as Exhibit I, for delivery to Kreido or its designee(s) solely upon delivery of notice of exercise of warrants issued by Kreido on or about January 12, 2007 and only to the extent required to meet its obligations under said warrants. (It being agreed and understood that any of the escrowed Buyer Stock not delivered to Kreido or its designee on or before January 31, 2012, shall be returned to FRB) and cancelled and returned to the status of authorized and unissued capital stock.
(e) On the Closing Date, FRB shall issue to Kreido a Warrant Agreement and Certificate representing the right to purchase up to Two Hundred Thousand (200,000) shares of common stock of FRB at an exercise price of $8.00 per share and having an expiration date five years after the Closing Date, substantially in the form attached hereto as Exhibit B (the “Buyer Warrant”).
(f) On the Closing Date, Buyer shall accept and assume the Assumed Contracts and the Assumed Liabilities.

2.2 Valuation and Purchase Price Allocation. At the Closing, Buyer and Seller shall agree upon the value of the Purchase Price based, in part upon the bid price of FRB common stock at the close of business on the day immediately preceding the Closing Date traded in the OTCBB market. The FRB Warrant shall be valued using the Black Scholes method of valuation using the same risk free interest rate and volatility factor most recently applied by FRB in valuing other warrants granted by in for audited financial statement purposes. The Purchase Price shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended, as shown on an allocation schedule to be provided by Buyer to Seller as soon as practicable after the Closing Date. After the Closing, the parties will make consistent use of the allocations set forth in such allocation schedule for all purposes, including for purposes of any tax returns and any forms or reports required to be filed pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (including Internal Revenue Service Form 8594), or any comparable provision of state, local or foreign law. As soon as practicable after the Closing Date, Buyer will prepare and deliver to Seller Internal Revenue Service Form 8594 to be filed with the Internal Revenue Service. Any subsequent adjustment to the Purchase Price will be allocated in accordance with Section 1060 of said Code. Buyer and Seller agree that the form of the transactions, the consideration provided for in this Agreement and the allocation of the Purchase Price are provided above were arrived at on the basis of arm’s length negotiation between Buyer and Seller, and shall be respected by each of them and their respective Affiliates for federal, state, local and other tax reporting purposes and that none of them will assert or maintain a position inconsistent with the foregoing.
ARTICLE 3
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER
Seller represents, warrants and covenants to Buyer currently and as of the Closing Date as follows:
3.1 Organization and Standing.
(a) Kreido is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Kreido has full power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification. A complete and correct copy of its certificate of incorporation and bylaws as amended to date are filed as exhibits to periodic reports and registration statements filed by Kreido with the SEC (“Kreido SEC Filings”). Such certificate of incorporation and bylaws are in full force and effect. Kreido is qualified to do business as a foreign corporation is the State of California. None of the material operations of the Business has been conducted through any direct or indirect subsidiary of Kreido or any direct or indirect shareholder or Affiliate of Kreido other than Kreido Labs and Kreido Wilmington, LLC, a Delaware limited liability company.

(b) Kreido has two classes of equity securities authorized: Preferred stock of which zero shares are designated, issued and outstanding; and common stock of which 52,720,992 shares are issued and outstanding. The Kreido Warrants represent the right to purchase a total of 18,498,519 shares of Kreido common stock at an exercise price of $1.85 per share at any time on or before January 12, 2012. There are issued and outstanding options to purchase 3,289,952 shares of Kreido common stock at purchase prices ranging from $0.004 to $1.20 per share and other warrants to purchase 437,355 shares of Kreido common stock at prices ranging from $0.09 to $0.89 per share. Except as set forth on Schedule 3.1, Kreido has no form of plan or any other agreement for the issuance of any securities or payment of money, including any form of anti-takeover mechanism whether by statute, certificate of incorporation, by-law or agreement, that is or may be triggered by its consideration or signing of this Agreement.
(c) Kreido Labs is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Kreido Labs has full power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets and conduct its Business and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification. A complete and correct copy of its certificate of incorporation and bylaws as amended to date has been delivered to Buyer. Such certificate of incorporation and bylaws so delivered are in full force and effect. Kreido Labs is not qualified to do business as a foreign corporation in any State. None of the material operations of the Business has been conducted through any direct or indirect subsidiary of Kreido Labs.
(d) Kreido Labs has two classes of equity securities authorized: Preferred stock of which zero shares are currently issued and outstanding, and common stock of which 100 shares are issued and outstanding and held of record and beneficially by Kreido. Kreido Labs has no form of plan or any other agreement for the issuance of any securities or payment of money, including any form of anti-takeover mechanism whether by statute, certificate of incorporation, by-law or agreement, that is or may be triggered by its consideration or signing of this Agreement.
3.2 No Restrictions; Authorization; Binding Effect. Except as set forth in Schedule 3.2, Seller is not subject to any restriction, agreement, law, rule, regulation, ordinance, code, writ, injunction, award, judgment or decree which would prohibit or be violated by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Seller has all necessary power and authority to consummate the transactions contemplated herein. Seller has all necessary corporate power and authority and, subject to obtaining Kreido shareholder approval, has taken all corporate action necessary to execute and deliver this Agreement and the instruments, documents and agreements to be executed and delivered pursuant hereto by Seller (the “Seller Documents”) to consummate the transactions contemplated by this Agreement and to perform Seller’s obligations under this Agreement. Other than obtaining approval of the Kreido shareholders, the execution, delivery and performance by Seller of this Agreement and the other Seller Documents executed and delivered by Seller and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly adopted and approved by the board of directors of Seller. Upon receipt of the approval of the Agreement and the transactions contemplated herein by the holders of more than 50% of Kreido common stock issued and outstanding and entitled to vote no other corporate proceedings on the part of Seller shall be necessary to authorize the performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby and, at the Closing Date, this Agreement will have been duly authorized by all necessary corporate and shareholder action on the part of Kreido, and this Agreement and each of the Seller Documents hereto will have been duly executed and delivered by Seller and will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.3 Title to Purchased Assets. Set forth on Schedule 1.2(a), Schedule 1.2(b) and Schedule 1.2(c) is a true, correct and complete list of the Purchased Assets and the location of the Physical Purchased Assets. Upon payment by Seller to certain vendors (as listed on Schedule 3.3(a) hereto) in possession of certain of the Purchased Assets of release payments thereto, Seller will have good and marketable title to all Purchased Assets. The release payments to vendors will not exceed the cash portion of the Purchase Price. Except for the Encumbrances identified on Schedule 1.4, at the Closing Date, the Purchased Assets will be transferred to FRB Sub upon payment therefor, free and clear of all Encumbrances. Except as modified by the provisions of Section 1.8 and Section 1.9, the Physical Purchased Assets shall be transferred to FRB Sub AS IS and WHERE IS in their present condition and without any warranty whatsoever as to the quality, fitness or condition thereof.
3.4 Contracts. Schedule 3.4 hereto is a true, correct and complete list of all written contracts, agreements, commitments or arrangements (“Contract”) to which Seller, is a party that are material to the Business or/and by which any Purchased Assets are bound:
(a) which contains covenants or other provisions concerning confidentiality or limiting Seller’s right to compete in any line of business or with any person or in any area;
(b) which relates to any distribution, marketing or sale of any Purchased Assets or any product by Seller with any individual or entity providing services to Seller;
(c) involving any remaining or unsatisfied obligation of Seller to purchase vehicles, equipment, leasehold improvements, materials, supplies, or goods in the nature of inventory;
(d) between Seller and any director, officer, employee or principal shareholder of Seller, or any such person’s family, or any corporation, partnership, trust or other entity in which such person has an interest as a shareholder, officer, director, member, manager, trustee or partner;
(e) which contains any obligation to acquire or dispose of any property or asset, other than in the ordinary course of business;
(f) which relates to the licensing or other acquisition of rights to any technology or intellectual property of a third party, any new product or to the development of any new product;
(g) any contracts or commitments not made in the ordinary course of the business; and
(h) any leases.

Except as set forth on Schedule 3.4 hereto, all Contracts are valid and binding obligations of Seller and to Seller’s knowledge the other parties thereto, and are in full force and effect and, enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally, now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies. Except as set forth in Schedule 3.4, neither Seller nor to Seller’s knowledge, any other party to any Contract is in default in the payment of any obligation under, or in the performance of any material covenant or material obligation to be performed by it pursuant to, any Contract. The execution and delivery of this Agreement and any documents to be delivered pursuant hereto and Seller’s performance of their obligations under this Agreement and such other documents, will not conflict with or breach any of the provisions of, or constitute a default (with or without notice or lapse of time, or both) under, or accelerate any indebtedness as due under, or give rise to any other rights or obligation under, any Contract, agreement, mortgage, indenture, lease, permit or other instrument relating to the Business to which Seller is a party or by which Seller is bound Except as set forth in Schedule 3.4 hereto, there have been no oral or written modifications of, or amendments or waivers with respect to, any of the terms of any of the Contracts. Seller shall indicate on Schedule 3.4 those Contracts that will be Assumed Contracts at the Closing. Except as set forth on Schedule 3.4, each of the Assumed Contracts and Assumed Liabilities may be assigned by Seller to Buyer without the approval or consent of the other party to such Assumed Contract or Assumed Liability.
3.5 Licenses and Permits. Schedule 3.5 hereto lists all governmental licenses and permits related to the Purchased Assets held by Seller and indicates such licenses and permits that are included in the Purchased Assets. Except as indicated on Schedule 3.5, Seller is the owner of such governmental licenses and permits included in the Purchased Assets. No proceeding is pending or, to the knowledge of Seller, threatened, to revoke or limit any license or permit that is included in the Purchased Assets.
3.6 Consents. Except for the approval by the Kreido stockholders as provided for in this Agreement and as set forth on Schedule 3.6, Seller is not required to obtain any consents or other approvals from, or make any filing or other registration with, any governmental agency or other person (including any lessor, vendor, supplier or lender) in order to consummate the transactions contemplated hereby.
3.7 Compliance with Laws. Seller has complied in all material respects with all laws, rules, regulations, ordinances, codes, judgments or orders applicable to the Business and Seller has not received any written notice alleging non-compliance or any other investigation with respect thereto which remains uncured as of the date hereof nor, to Seller’s knowledge, any such action is threatened, other than as described on Schedule 3.7.

3.8 Litigation. Seller is not (a) subject to any outstanding injunction, judgment, order, decree or ruling relating directly or indirectly to the Business, or (b) a party to or, to the knowledge of Seller, threatened to be made a party to, any action, suit, proceeding, hearing, or investigation before any court, quasi-judicial agency, administrative agency or arbitrator, except as set forth on Schedule 3.8.
3.9 Liabilities. Seller has no material liabilities except for liabilities reflected or reserved against on the balance sheet of Seller included in its Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2008 included in the Kreido SEC Reports and current liabilities incurred in the ordinary course of business of Seller since September 30, 2008. Except as set forth on Schedules 1.2 (c), 1.2(b), 1.4, 3.3(a) and Schedule 3.9, the Purchased Assets are not subject to or affected by any indebtedness or liabilities, including any fines and/or penalties.
3.10 Taxes. Seller has filed with the appropriate authorities all returns (collectively, the “Tax Returns”) concerning income, sales, payroll, or any other kind of taxes (“Taxes”) required to be filed through the Closing Date and such Tax Returns are correct and complete in all material respects. Seller will timely file any Tax Returns for all Taxes required to be filed after the date hereof which relate to the operation of the Business prior to the Closing Date. Seller has paid all Taxes shown to be due by such Tax Returns. No claim for unpaid Taxes has, to Seller’s knowledge, become an Encumbrance of any kind against the property of the Seller or is being asserted against Seller.
3.11 No Material Adverse Change. Except as disclosed on Schedule 3.11, since September 30, 2008 there has not been any:
(a) Material Adverse Change, as hereinafter defined, in the business, operations, prospects, assets, results of operations or condition (financial or otherwise) of Seller, and no event has occurred or circumstances exist that would reasonably likely to result in such a Material Adverse Change;
(b) To Seller’s knowledge after inquiry, any damage, destruction or other casualty loss with respect to any Physical Purchased Asset, whether or not covered by insurance;
(c) any declaration, setting aside or payment of any distribution (whether equity or property) in respect of Seller’s capital stock, or any repurchase, redemption or other reacquisition of any shares of capital stock or other securities of Seller;
(d) any change in Seller’s accounting principles, practices or methods;
(e) any transfer, sale, or encumbrance of any Purchased Asset;
(f) Receipt of any notice of default under any Assumed Contract or Assumed Liability or of any infringement by a third party on any of the Registered IP or Unregistered IP.

3.12 Employees.
(a) Schedule 3.12 is a true and complete list of all of Seller’s employees by name and position.
(b) Except as set forth on Schedule 3.12, Seller is not party to or bound by any written (i) collective bargaining agreement, (ii) employment agreement that will not be terminated on the Closing Date, (iii) covenant not to compete for the benefit of any employee or former employee, (iv) severance plan or program or other severance arrangement for its employees that will be satisfied in full on the Closing Date. The execution, delivery and consummation of the transactions contemplated by this Agreement will not result in any severance liability to any employee of Seller hired by the Buyer in accordance with this Agreement. At or before the Closing, Seller will release Philip Lichtenberger and Alan McGrevy from their covenants not to compete and other restrictive covenants to Seller to the extent necessary for such persons to provide services to Buyer, subject to a release by such persons of any and all claims they may have against Seller and its affiliates.
(c) Seller is and has been in compliance in all material respects with all applicable laws and regulations respecting employment, termination of employment, discrimination in employment, terms and conditions of employment, wages, hours, and occupational safety and health and employment practices. Seller has not engaged, or to the knowledge of the Seller, alleged to have engaged, in any unfair labor practice, unlawful employment practice or unlawful discriminatory practice in the conduct of its business for which Buyer could become liable. There is no unfair labor practice charge or complaint against the Seller pending before the National Labor Relations Board or any comparable state agency. The relations of the Seller with its employees are satisfactory and Seller is not a party to or affected by or, to the knowledge of the Seller, threatened overtly with any dispute or controversy with a union or with respect to unionization or collective bargaining.
(d) Seller has not made any written or, to the knowledge of the Seller, oral agreement with or promise to any employee, officer or consultant regarding continued employment by Buyer after the Closing Date.
3.13 Insurance. Seller is covered by insurance in scope and amount customary and reasonable for the Business and as required under applicable laws. All insurance policies are in full force and effect and all installments of outstanding premiums have been paid as of the date hereof and as of the Closing Date.
3.14 Environmental. To Seller’s knowledge, (i) the operation of the Business has been in material compliance with all applicable hazardous materials laws and (ii) Seller has received no written notice of, and to the knowledge of Seller, there are no existing or threatened claims, demands, or actions instituted or pending in connection with the presence, release, discharge or required remediation of hazardous materials by Seller, and (iii) Seller has not discharged or released any hazardous materials at the Building in violation of any hazardous material laws. For purposes of this section, “hazardous material laws” means all federal, state and local laws regulating the environmental condition of air, water or real property, pollution, contamination or clean-up, and “hazardous materials” means substances as defined under hazardous material laws.

3.15 Intellectual Property.
(a) For purposes of this Agreement, “Intellectual Property” shall mean all (i) patents, patent applications, provisional patent applications, patent disclosures, discoveries and inventions filed with the United States Patent and Trademark Office (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) trademarks, service marks, industrial designs and trade dress filed with the United States Patent and Trademark Office, registered copyrights, copyright registrations, copyright applications; (iii) all confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans and technical data, trade secrets, (iv) supplier lists and related information), and computer software programs and applications, in both source and object form, technical documentation of such software programs, statistical models, databases and data, and (v) any Inbound License Agreement, but specifically excluding trade names and corporate names, internet domain names and websites, logos and typographics. The Intellectual Property included in (i) and (ii) above is the Registered IP and the Intellectual Property included in (iii), (iv) and (v) above is the Unregistered IP.
(b) Attached hereto on Schedule 1.2(c) is a complete and accurate list of all the Registered IP and Unregistered IP owned by Seller including jointly owned with others. All fees, payments and filings due with respect to the Registered IP have been duly made by or on behalf of Seller. Schedule 1.2(c) also contains a complete and accurate list of all licenses granted by Seller to any third party that are in full force and effect (“Outbound License Agreement”) and all licenses granted by any third party to Seller that are in full force and effect (“Inbound License Agreement”), in each case identifying the subject Intellectual Property.
(c) License Agreements.
(i) Except as set forth on Schedule 3.15(c)(i) hereto, to Seller’s knowledge, no person has the right to use any Registered IP without duly executing an Outbound License Agreement.
(ii) Except as set forth on Schedule 3.15(c)(ii) hereto, there is no outstanding or, to Seller’s knowledge, threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement. Except as set forth in Schedule 3.15(c)(ii) hereto, Seller is not in material breach of, or has failed to perform any material obligation under, any of the Inbound License Agreements and, to the best of Seller’s knowledge, no person that is a party to any Outbound License Agreement is in breach of or has failed to perform thereunder.
(iii) Seller is not bound by any contract, including without limitation any Outbound License Agreement, granting to any third party any purchase option, right of first refusal, consensual security interest, or exclusive right in any Registered IP.

(d) Ownership; Sufficiency of Intellectual Property Assets. Except as set forth on Schedule 3.15(d), Seller owns, or possesses adequate licenses, or other rights, to use and practice, free or clear of encumbrances, orders and arbitration awards, and without obligation to make any payments of any kind to any person, all Registered IP and, to Seller’s knowledge, all unregistered IP. All payments required to maintain any Registered IP have been made. Each person who, in any capacity (including, without limitation, current and former consultants, independent contractors, officers, directors and employees) has had access to the Intellectual Property from which such person could potentially misappropriate information or technology of any material value, has entered into a written agreement suitable to vest sole and exclusive right, title and interest in and to all inventions, creations, developments, and works developed by such person (including, without limitation, intellectual property rights contained therein) in Seller. The Intellectual Property identified in Schedule 1.2(c) hereto, together with Seller’s unregistered copyrights and rights under the licenses granted to Seller under the Inbound License Agreements, constitute all the Intellectual Property rights used in the operation of the Business.
(e) Protection of Intellectual Property. Seller has taken all measures reasonable and appropriate, to maintain and protect its Registered IP, and there has been no publication or public distribution by Seller of any of its Unregistered IP, including, without limitation, any publication or distribution by Seller that could in any way affect the right of Seller to seek, assert or enforce any trademark, copyright or patent protection.
(f) No Infringement. To Seller’s knowledge, none of the products or services used, manufactured, distributed, marketed, sold, licensed by Outbound License Agreement or performed by Seller, nor any of the Intellectual Property used in the conduct of the Business, infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any person.
(g) No Pending or Threatened Infringement Claims. There is no pending litigation and no notice or other claim has been received by Seller (i) alleging that Seller has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of any of the intellectual property or proprietary rights of any person, or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property or the Intellectual Property exclusively licensed by or to Seller. Seller has not received any writing requesting, inquiring or demanding the licensing of any other person’s intellectual property or proprietary rights or any payment with respect thereof.
(h) No Infringement by Third Parties. To Seller’s knowledge, no third party is misappropriating, any Registered IP or Unregistered IP, or infringing or violating any Registered IP of Seller.
(i) Assignment, Change of Control of the Intellectual Property. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate or alter, any of Seller’s rights in or to any Inbound License Agreement or Outbound License Agreement, or require the consent of any governmental agency or person in respect of any Intellectual Property.

3.16 Brokers. Seller has not dealt with any broker, finder or other person entitled to any broker’s or finder’s fee, commission or other similar compensation in connection with the transactions contemplated hereby other than Breakwater Investment, LLC, who shall be compensated by Seller.
3.17 Financial Risks; Lock-up. Kreido acknowledges that it is able to bear the financial risks associated with FRB Stock and Buyer Warrants and that it has had access to the periodic reports filed by FRB with the United States Securities and Exchange Commission (the “SEC”) and has had reasonable access to the officers of FRB for purposes of conducting a due diligence investigation of Buyer, and has had the opportunity to ask question or make other inquiries which were satisfactorily answered. Kreido is capable of evaluating the risks and merits of an investment in the Buyer Stock and Buyer Warrants and is capable of bearing the entire loss of its investment in such securities. Kreido will be acquiring the Buyer Stock and Buyer Warrants for its own account and for investment and not with a view to distribution. Kreido understands that neither the FRB Stock nor the Warrants have been registered under the Securities Act of 1933, as amended (the “Securities Act”) , and will be issued to Kreido upon an exemption from such registration requirements and comparable registration requirements under applicable state securities laws. Kreido further understands that the certificates evidencing the Stock and Buyer Warrants will bear restrictive legends as set forth below, and that Kreido will not be permitted to distribute the Buyer Stock or Buyer Warrants, without either compliance with the registration requirements of the Securities Act or the availability of an exemption from such registration requirements. Kreido hereby covenants and agrees not to make a sale, transfer, distribution or any other disposition of any Buyer Stock or Buyer Warrants or any other securities based upon the Buyer Stock or Buyer Warrants, including options, swaps, puts and calls, during the 360-day period commencing with the Closing Date except that Seller may transfer shares of Buyer Stock to five (5) or fewer creditors that are accredited investors (as that term is defined in Securities Act Rule 501) in order to satisfy certain outstanding obligation to such creditors, subject to the delivery to Buyer of an opinion of counsel to Kreido that the shares may be transferred without compliance with the registration requirements under Section 5 of the Securities Act of 1933, as amended, and such creditors agree to continue to be bound by the lock-up provision applicable to Kreido in respect of the Buyer Stock.
3.18 No Affiliation; Limited Voting Rights.
(a) Seller has no intention to exercise any control over Buyer through the ownership of FRB Stock or otherwise. In furtherance of the forgoing, Seller covenants and agrees that during the period commencing with the execution and delivery of this Agreement and ending on the 360th day of the Closing Date, neither Seller nor any person (except Philip Lichtenberger and Alan McGrevy) who is then or at any time within three (3) months before the proposed date of purchase has been an officer or director of Seller or any Affiliate of such person will (a) purchase or otherwise acquire, directly or indirectly, any shares of FRB common stock or derivative securities of FRB common stock, including puts, calls swaps and other similar instruments, other than upon exercise of Kreido Warrants, (b) take any action to nominate a Person for election as a director of FRB, accept any nomination for election or appointment as a director of FRB, or accept an appointment as an officer of FRB, or (c) enter into any contract or agreement with FRB or any other Person that would have the effect of Seller, directly or indirectly controlling, being under common control with or being controlled by FRB or having the power to influence or influencing the policies and management of FRB.
(b) With respect to any shares of Buyer Stock held in escrow by the FRB transfer agent, Kreido agrees to grant to the President and Chief Financial Officer of FRB an irrevocable proxy in the form attached hereto as Exhibit J to vote such shares at any meeting of the FRB stockholders to establish a quorum and in such officer’s discretion or any matter presented to the FRB stockholders.

3.19 SEC Reports; Financial Statements. Kreido has filed all required Kreido SEC Reports since January 12, 2007. As of their respective dates, such Kreido SEC Reports, as amended, complied as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the required reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Kreido included in the Kreido SEC Reports have been prepared in accordance with GAAP, (except as may be specified therein or in the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP and subject to year-end adjustments, provided that all adjustments necessary to make the financial statements accurate and complete in all material respects have been made), and fairly present in all material respects the financial position of Kreido as of and for the dates thereof and the results of operations and cash flows for the periods then ended.
3.20 Full Disclosure. No representation or warranty made by Seller in this Agreement or in any Seller Documents contain or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in the light they were made.
ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER
Buyer represents, warrants and covenants to Seller currently and as of the Closing Date as follows.
4.1 Organization and Standing.
(a) FRB is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. FRB is duly registered or qualified to conduct its business and own its properties in each state or other jurisdiction in which such qualification or registration is required except where the failure to be so qualified or in good standing would not have an FRB Material Adverse Effect. FRB has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

(b) FRB Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Kentucky. FRB Sub is duly registered or qualified to conduct its business and own its properties in each state or other jurisdiction in which such qualification or registration is required except where the failure to be so qualified or in good standing would not have an FRB Material Adverse Effect. FRB Sub has full power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. FRB owns all (100%) of the issued and outstanding shares of capital stock of FRB Sub. There are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or other exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, voting or transfer of any shares, whether issued or un-issued, of any capital stock, equity interest or other securities of FRB Sub. None of FRB or FRB Sub or the Subsidiaries (as defined below) own any equity interests in any person, other than the Subsidiaries.
(c) Except as set forth on Schedule 4.1, the Buyer has no form of plan or any other agreement for the issuance of any securities or payment of money, including any form of anti-takeover mechanism whether by statute, certificate of incorporation, by-law or agreement, that is or may be triggered by its consideration or signing of this Agreement.
(d) Schedule 4.1 sets forth, with respect to each direct or indirect subsidiary of FRB (each, a “Subsidiary” and collectively, the “Subsidiaries”), its type of entity and the jurisdiction of its organization. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to conduct its business. All of the outstanding shares of capital stock of each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and owned by Buyer, FRB Subsidiary or another Subsidiary, and, are free and clear of all Encumbrances and were not issued in violation of, nor subject to, any preemptive, subscription or similar rights.
4.2 Capitalization. Schedule 4.2 sets forth the number of shares of common stock and type of all authorized, issued and outstanding capital stock of FRB as the date hereof. FRB’s common stock (the “FRB Stock”) is presently quoted on the OTCBB under the symbol FRBE.OB and is not subject to any notice of suspension or delisting. All of the issued and outstanding shares of FRB Stock are duly authorized, validly issued, fully paid, nonassessable, except that for any FRB Stock issued prior to December 4, 2007, such statement is expressly subject to FRB’s knowledge. Except: (i) as set forth in any report publicly filed with the SEC on or after December 12, 2007 by FRB under the Exchange Act of 1934 (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, together with any materials publicly filed or furnished to the SEC by FRB under the Exchange Act, whether or not any such reports were required (the “FRB SEC Reports”), and (ii) with respect to 625,000 warrants to be issued to certain FRB employees (the “Employee Warrants”); there are no outstanding or authorized stock appreciation, phantom stock, warrants, convertible securities, script, or similar rights, with respect to FRB and no Person has any right or first refusal, preemptive right, right of participation, or any similar right to participate in the issuance of shares or warrants or to acquire equity securities of FRB. All of the issued and outstanding shares of FRB Stock were issued in compliance with applicable federal and state securities laws, except that for any FRB Common Stock issued prior to December 4, 2007, such statement is expressly subject to FRB’s knowledge. FRB shall give written notice to Seller of the execution and delivery of any agreement or the adoption of any plan to issue any shares of FRB Stock or any security convertible into FRB Stock after the Signing Date.

4.3 No Restrictions; Authorizations; Binding Effect. Buyer is not subject to any restriction, agreement, law, rule, regulation, ordinance, code, writ, injunction, award, judgment or decree which would prohibit or be violated by the execution and delivery hereof or the consummation of the transactions contemplated hereby. Buyer has all necessary corporate and shareholder power and authority and has taken all action necessary to execute and deliver this Agreement and the instruments, documents and agreements to be executed and delivered pursuant hereto by Buyer, to consummate the transactions contemplated by this Agreement and to perform Buyer’s obligations under this Agreement and the instruments, documents and agreements to be executed and delivered pursuant hereto. This Agreement and each of the instruments, documents and agreements to be executed and delivered by Buyer pursuant hereto has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as may be limited by applicable bankruptcy, insolvency reorganization, moratorium, fraudulent transfer or similar laws of general applicability relating to or limiting creditors’ rights generally and subject to the availability of equitable remedies.
4.4 Compliance. Except as disclosed in the FRB SEC Reports, Buyer is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Buyer), nor has Buyer received notice of a claim that is in default under or that is in violation of, any material indenture, loan or credit agreement or any other material agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
4.5 Tangible Assets. Except as set forth in the FRB SEC Reports, Buyer has title in fee simple to all real property owned by it that is material to its business and title in all personal property owned by it that is material to the business of Buyer, in each case free and clear of all Encumbrances, except for Encumbrances that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Buyer (wear and tear excepted). Any real property and facilities held under lease by Buyer is held by it under valid leases of which Buyer is in compliance, except as would not have an FRB Material Adverse Effect.
4.6 Patents and Trademarks. Other than the corporate name, Buyer does not own or have rights to use, any registered patents, patent applications, registered trademarks, trademark applications, service marks, trade names, registered copyrights, licenses and other similar rights. Buyer has (i) received no written notice that the Buyer is violating or infringing upon the intellectual property rights of any person, or (ii) received a written invitation to license any intellectual property rights of any person in order to avoid such a violation or infringement.

4.7 Insurance. Buyer is covered by insurance in scope and amount to Buyer’s knowledge are customary and reasonable for the businesses in which it is presently engaged. Schedule 4.7 sets forth a summary of all insurance maintained by Buyer.
4.8 Filings, Consents and Approvals. Buyer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Buyer of this Agreement other than (i) filings with the SEC under the Securities Act and the Exchange Act and (ii) filings with state “blue sky” or other securities regulatory authorities.
4.9 Issuance of the Securities. The FRB Stock to be issued on the Closing Date or issuable upon exercise of the FRB Warrants has been duly authorized and, when issued and paid for in accordance with this Agreement or the FRB Warrants, will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances. The FRB Warrants have been duly authorized, executed and delivered by FRB and are valid and binding obligations of FRB, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency reorganization, moratorium, fraudulent transfer or similar laws of general applicability relating to or limiting creditors’ rights generally and subject to the availability of equitable remedies. As of the Closing, FRB will have reserved from its duly authorized capital stock the maximum number of shares of common stock issuable pursuant to this Agreement, the FRB Warrants.
4.10 SEC Reports; Financial Statements. As of their respective dates, all FRB SEC Reports complied as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the required reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of FRB included in the FRB SEC Reports have been prepared in accordance with GAAP, (except as may be specified therein or in the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP and subject to year-end adjustments, provided that all adjustments necessary to make the financial statements accurate and complete in all material respects have been made), and fairly present in all material respects the financial position of FRB as of and for the dates thereof and the results of operations and cash flows for the periods then ended. FRB was a “shell company” as that term is used in SEC Rule 144 and filed “Form 10” information on Form 8-K Report, dated December 4, 2007 on December 11, 2007. Except for a Transition Report on Form10 for the period ended October 31, 2007 (the “Transition Report”), FRB has filed all the FRB SEC Reports required to be filed with the SEC under the Exchange Act, and for a period of not less than three years following the Closing Date or six (6) months after the release from escrow of all shares of FRB Stock deposited with the FRB transfer agents, whichever is sooner, FRB shall file and otherwise made available all information to be disclosed in a periodic report required to be filed with the SEC under the Exchange Act necessary to enable any holder of FRB Stock or FRB Warrants to transfer such securities in reliance upon SEC Rule 144.

4.11 Sarbanes-Oxley; Internal Accounting Controls. To the best of FRB’s knowledge and except for the Transition Report, FRB is in compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. FRB has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Buyer and designed such disclosure controls and procedures to ensure that material information relating to FRB is made known to the certifying officers by others within those entities, particularly during the period in which FRB’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. FRB presented in its most recent periodic report filed with the SEC, the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures. FRB’s certifying officers have evaluated the effectiveness of FRB’s controls and procedures as of October 31, 2007 (the “Evaluation Date”). Since the Evaluation Date, there have been no changes in FRB’s internal control over financial reporting or disclosure controls or procedures or, to the knowledge of FRB, in other factors that could significantly affect its internal controls or disclosure controls or procedures.
4.12 Litigation. Except as set forth in the FRB SEC Reports, Buyer is not (a) subject to any outstanding injunction, judgment, order, decree or ruling, or (b) a party to or, to the knowledge of Buyer, threatened to be made a party to, any action, suit, proceeding, hearing, audit or investigation before any court, quasi-judicial agency, administrative agency or arbitrator.
4.13 Liabilities. Buyer has no material liabilities (actual or contingent) except for liabilities reflected or reserved against on the most recent balance sheet included in the FRB SEC Reports and current liabilities incurred in the ordinary course of business of Buyer since July 31, 2008 and contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet, but which are described in the most recent FRB SEC Report.
4.14 Registration Rights. Other than as set forth on Schedule 4.14, no person has any right to cause FRB to effect the registration under the Securities Act of any securities of FRB. In the event FRB shall, after the Closing Date, effect the registration under the Securities Act of any securities of FRB for the account of another person (other than on SEC Forms S-4 and S-8), FRB shall include the Buyer Stock in such registration statement and shall afford to Kreido the registration rights as held by the other FRB shareholders included in such registration statement. At any time within 12 months of the date of the Closing, if FRB shall determine that Kreido is an affiliate of FRB for purposes of SEC Rule 144, it shall so notify Kreido, and at Kreido’s request made within such 12 month period FRB shall take all actions necessary to register under the Federal securities laws the Buyer Stock, the Buyer Warrants and shares of common stock issuable upon exercise of the Buyer Warrants for resale under the Securities Act on one occasion.

Notwithstanding the foregoing, if the above Buyer Stock, Buyer Warrants and shares of common stock issuable upon exercise of the Buyer Warrants (“together the “Registrable Securities”) are to be registered under a registration statement that is being filed in connection with an underwritten offering on behalf of the FRB and the managing underwriter of such underwritten offering for FRB shall advise FRB, in writing, that the number of Registrable Securities requested to be included in such registration statement exceeds the number of securities which can be sold in an orderly manner in or proximate to such offering within a price range acceptable to FRB, then FRB shall include in such registration: (i) first, all securities proposed by FRB to be sold for its own account; (ii) second, Registrable Securities requested by the holders thereof to be included in such registration, pro rata among such holders, that the managing underwriter agrees may be included in the registration statement for the underwritten offering, and such Registrable Securities shall be included only if the holders thereof agree not to sell their Registrable Securities for a period of up to 90 days as the managing underwriter reasonably requests; and (iii) third, securities of any other selling security holders requested to be included in such registration statements, provided that all the Registrable Securities have been included in the registration statement, unless such securities have equal registration rights with the Registrable Securities, in which case to the extent the managing underwriter permits the inclusion of the Registrable Securities and the securities of others, the included Registrable Securities and the other securities will be pro rated first as to the holders of the similar registration rights and then pro rated within such group of holders or as they agree.
The obligation to register any of the Registrable Securities, in whole or in part, under this any of the provisions of this Section 4.14, will cease when (i) the Registrable Securities have been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, or (ii) the Registrable Securities are or may be sold or transferred without registration pursuant to Rule 144(i) under the Securities Act (or any similar provisions that are then in effect) without regard to any volume limitations set forth in such rule.
4.15 Solvency. Buyer has no actual knowledge of any facts or circumstances which lead it to believe that it is not solvent or that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.
4.16 Material Changes. Except as set forth on Schedule 4.16, since July 31, 2008 (i) there has been no event, occurrence or development that has had or could reasonably be expected to result in FRB Material Adverse Effect, (ii) Buyer has not incurred any material liabilities (contingent or otherwise) other than trade payables accrued expenses incurred in the ordinary course of business, (iii) Buyer has not altered its method of accounting or the identity of its auditors, (iv) Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders (v) Buyer has not issued any equity shares or options or warrants (except for the Employee Warrants) to acquire equity shares, (vi) Buyer has not mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, (vii) Buyer has not sold, transferred or leased any of its assets except in the ordinary course of business, (viii) Buyer has not cancelled or compromised any debt or claim, (ix) Buyer has not suffered any physical damage, destruction or loss (whether or not covered by insurance) or, as of the date hereof, loss of a material contractual right, or received written notice of a final non-appeallable ruling by a governmental agency adversely affecting the properties or business of Buyer, (x) Buyer has not entered into any material transaction other than in the ordinary course of business except for this Agreement, (xi) Buyer has not made or granted any wage or salary increase or entered into any written employment agreement except as contemplated in this Agreement, (xii) Buyer has not suffered any material change in its business relationship with any of its material contractual parties, property owners, distributors or suppliers except as otherwise disclosed to Kreido’s Chief Executive Officer and Chief Financial Officer, (xiii) there are no renegotiations of, or attempt to renegotiate any terms or provision of any material contract or (xiv) Buyer has not entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

4.17 Foreign Corrupt Practices. None of Buyer’s executive officers or agents acting expressly on behalf of Buyer has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Buyer (or made by any person acting on its behalf of which Buyer is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.
4.18 Taxes. Buyer has filed with the appropriate authorities all Tax Returns concerning income, sales, payroll, or any other kind of Taxes required to be filed through the Closing Date and will timely file any Tax Returns for all Taxes required to be filed after the date hereof which relate to the operation of the Business prior to the Closing Date. Buyer has paid all Taxes shown to be due by such Tax Returns.
4.19 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any Buyer closing document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in the light they were made.
4.20 Brokers. Buyer has not dealt with any broker, finder or other person entitled to any broker’s or finder’s fee, commission or other similar compensation in connection with the transaction contemplated hereby other than Calyon Securities USA, LLC who shall be compensated by Buyer.
ARTICLE 5
PRE-CLOSING COVENANTS
5.1 Conduct of Business Pending Closing. From the date hereof to and including the Closing Date, Seller shall operate the Business in compliance with all applicable laws and only in the usual and ordinary course, consistent with past practice, and shall not, without the prior written consent of FRB, which consent shall not be unreasonably withheld, conditioned or delayed, take or omit to take any action, the effect of which act or omission would render any of Seller’s representations or warranties set forth herein inaccurate as of the Closing Date or take or omit to take any action that would reasonably likely to delay or impair the ability of the parties to consummate the transactions contemplated herein. Without limiting the generality of the foregoing, except with the prior written consent of FRB which consent shall not be unreasonably withheld, delayed or conditional, from the date hereof until the Closing Date, Seller shall not:
(a) adopt any change in its certificate of incorporation, by-laws or other governing document;
(b) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Seller;

(c) issue, any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of Seller;
(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any equity interest in or a portion of the assets of, or by any other manner acquire any business or any person or division thereof;
(e) sell, lease, encumber (including by the grant of any option thereon) or otherwise dispose of any Purchased Asset;
(f) (i) incur or assume any long-term or short-term debt or issue any debt securities, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make or cancel, or waive any rights with respect to, any loans, advances or capital contributions to, or investments in, any other person; or (v) mortgage or pledge any of the tangible or intangible assets or properties of Seller;
(g) enter into any license or other Contract with respect to any Purchased Asset;
(h) amend, modify or otherwise change the terms of any existing Contract to accelerate the payments due to Seller thereunder;
(i) enter into any joint venture, partnership or other similar arrangement;
(j) enter into any Contract that limits the ability of Seller, or would limit the ability of Buyer after the Closing, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period;
(k) enter into any Contract relating to the distribution, sale, supply, license, marketing, co-promotion, research, development or manufacturing of Purchased Assets of Seller or products licensed by Seller, or the Intellectual Property of Seller, other than pursuant to any such Contracts currently in place (that have been disclosed in writing to Buyer prior to the date hereof) in accordance with their terms as of the date hereof;
(l) modify, amend or terminate any Assumed Contract or any Assumed Liability or waive, release or assign any material rights or claims thereunder;

(m) enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by Seller with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon any of the Purchased Assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;
(n) change or modify its accounting principles except as required to comply with the SEC filing requirements; and
(o) agree or commit to do any of the foregoing.
5.2 Sale. On the Closing Date, Seller shall deliver to FRB Sub a bill of sale substantially in the form attached hereto as Exhibit C transferring to FRB Sub all of Seller’s rights, title and interest in and to the Physical Purchased Assets listed on Schedule 1.2(a), free and clear of all Encumbrances (other than with respect to Assumed Liabilities), and by form of assignments attached hereto as Exhibit D all of Seller’s rights title and interest in and to the Registered IP and the Unregistered IP listed on Schedule 1.2(b), free and clear of all Encumbrances, in each case as evidenced by UCC financing statement reports of the Secretaries of State of Nevada and California and confirmation of review of the Patent and Trademark Office filings dated within 10 days of the Closing Date.
5.3 Access Pending Closing. Concurrently with the execution and delivery of this Agreement, Buyer shall deliver to Seller a schedule of due diligence matters that remain to be completed on or before the Closing Date (“Open Items”) Seller shall diligently attend to providing to Buyer the information needed to satisfy itself as to the Open Items. From the date hereof to and including the Closing Date, Seller shall allow Buyer and its agents and representatives reasonable access to the Business facilities, books and records, employees, suppliers, and vendors of the Business during normal business hours and on reasonable notice, for the purpose of completing its investigation of the then Open Items; provided, however, that Buyer shall not conduct any meetings with employees, suppliers or vendors including without limitation Certified Technical Services, L.P. (“Certified”) and R.C. Costello & Assoc. Inc. (“Costello”) without giving Seller notice not less than three (3) calendar days in advance of such meeting and offering Seller an opportunity to participate in such meeting. Upon request of Seller, Buyer shall confirm the status of Open Items and its need for any information required to satisfy itself as to any such Open Items.
5.4 Officer and Director Proxies. Within ten (10) Business Days after the Signing Date, Kreido shall deliver to FRB copies of irrevocable proxies substantially in the form attached hereto as Exhibit K that Kreido has obtained, signed by the officers, directors, board observer(s), and associates and affiliates thereof appointing Kreido or its designee to vote the shares of Kreido common stock held by them of record and beneficially in favor of this Agreement and the transactions described herein. The total number of shares represented by the proxies shall be not less than 40% of the total number of shares of Kreido common stock entitled to vote.

5.5 Shareholders’ Meeting. Within 20 Business Days after the Signing Date, Seller shall issue notice to the Kreido shareholders of a meeting of its shareholders to be held within 60 days after the Signing Date to consider and act upon, among other things, approval of this Agreement and the transactions contemplated by this Agreement. Kreido shall include with the notice of the shareholder’s meeting a proxy statement or information statement containing information that Kreido’s management determines to be material for the Kreido shareholder’s consideration and action upon the transactions contemplated herein, including such rights of appraisal as may be required under Nevada law. Buyer shall provide to Kreido such information concerning Buyer, its business, its financial condition, its management and its prospects as Seller may reasonably request for presentation to, and consideration by, the Kreido shareholders. Kreido shall promptly inform Buyer of the vote/action by Kreido’s shareholders regarding the transactions contemplated herein. Buyer and Seller acknowledge that Seller’s obligation hereunder is to seek shareholder approval as contemplated herein and that the transactions are expressly subject to the approval of this Agreement and the transactions contemplated herein by the holders of more than 50% of the total number of shares of Kreido common stock issued and outstanding and entitled to vote.
5.6 Insurance. Upon a written request of the Buyer, to be delivered to Seller at least two (2) Business Days prior to the Closing Date, Seller shall continue to maintain the Seller’s property, casualty and general liability insurance policies in effect as of the date hereof for a period not to exceed twelve (12) months after the Closing Date and Buyer shall pay Seller in advance the premiums required to maintain such insurance. Buyer shall have the right at any time to request in writing that Seller cancel such insurance policies at the end of the applicable insurance coverage period.
ARTICLE 6
CONDITIONS TO SELLER’S OBLIGATIONS TO CLOSE
6.1 Representations and Warranties. Each of the representations and warranties of Buyer contained herein, or in any certificate delivered pursuant hereto, shall be true and correct in all material respects on and as of the Closing Date.
6.2 Shareholder Consent. Seller shall have received the approval or consent of the Kreido shareholders holding more than 50% of the total number of shares of Kreido common stock issued and outstanding and entitled to vote on the Agreement and the transactions contemplated herein.
6.3 Performance. Buyer shall have duly performed or complied in all material respects with all of the covenants, acts and obligations to be performed or complied with by it hereunder at or prior to the Closing.
6.4 No Restraint or Litigation. No order, decree or ruling of any governmental agency shall have been entered, and no action, suit or proceeding before any court, arbitration panel or other tribunal shall have been instituted (or threatened if Seller reasonably believes that such threat will result in institution of an action, suit or proceeding) by any governmental agency or third party, to restrain, prohibit, challenge or invalidate any of the transactions contemplated by this Agreement.

6.5 Assignment and Assumption. On the Closing Date, Buyer shall execute and deliver to the Seller an Assignment and Assumption Agreement in the form attached hereto as Exhibit E.
6.6 Officer’s Certificate. Buyer shall deliver to Seller at the Closing an Officer’s Certificate (a) certifying that the conditions in Sections 6.1, 6.3 and 6.4 have been fulfilled, (b) certifying the resolutions authorizing this Agreement and the transactions contemplated herein, and (c) identifying the incumbent officers of Buyer. There shall be attached to the officer’s certificate a true and correct copy of the Articles of Incorporation of FRB and FRB Subsidiary certified by the Secretary of State of Nevada and Kentucky, as applicable and certificates of Good Standing of FRB and FRB Subsidiary issued by the Secretary of State of Nevada and Kentucky, as applicable.
6.7 Payments. Buyer shall pay to Seller the cash portion of the Purchase Price less the amount required to be paid to Lienholders on the Closing Date in excess of Assumed Liabilities, pay to Seller the sum of $14,000 in payment of certain foreign patent processing fees and costs paid by Seller and shall pay to Lienholders the amount required to be paid thereto on the Closing Date.
6.8 Share Certificates and Warrants. Buyer shall have issued to Kreido share certificates representing the Buyer Stock and the Buyer Warrants, provided that 300,000 shares of the Buyer Stock shall be delivered to the FRB transfer agent to be held in escrow thereby pursuant to escrow instructions respecting the delivery of any or all of such shares of Buyer Stock solely in connection with the exercise of Kreido Warrants and the return of any remaining escrowed shares to FRB upon expiration of the escrow instructions. Seller acknowledges and agrees that the certificates representing Buyer Stock, the Buyer Warrant and the Common Stock underlying the Buyer Warrant may bear the following or similar legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NO SUCH SECURITIES MAY BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.”

ARTICLE 7
CONDITIONS TO BUYER’S OBLIGATIONS TO CLOSE
7.1 Representations and Warranties. Each of the representations and warranties of Seller contained herein, or in any Seller Document, shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date.
7.2 Shareholder Consent. Seller shall have received the approval or consent of the Kreido shareholders holding more than 50% of the total number of shares of Kreido common stock issued and outstanding and entitled to vote on the Agreement and the transactions contemplated herein.
7.3 Performance. Seller shall have duly performed or complied in all material respects with all of the covenants, acts and obligations to be performed or complied with by them hereunder at or prior to the Closing. The transactions contemplated herein shall have been authorized by all necessary actions on the part of Seller.
7.4 Assignment Documents. Seller shall have delivered to Buyer an executed bill of sale and Assumption Agreement and such other instruments of transfer and consents as Buyer may reasonably request to affect the transfer of the Purchased Assets in accordance herewith, including, but not limited to an Assignment and Assumption Agreement in the form attached hereto as Exhibit E, and an assignment of any assignment of inventions agreements made by Philip Lichtenberger, Alan McGrevy, Dr. Alexey Shenkman in favor of Seller.
7.5 Tender of Possession. Except as modified by the provisions of Section 1.8 and Section 1.9 hereof and Schedules 1.2(a) and 1.2(b), Seller shall have tendered to Buyer possession of all of the Physical Purchased Assets, where is and as is.
7.6 Officer’s Certificate. Seller shall deliver to Buyer at the Closing an Officer’s Certificate (a) certifying that the conditions in Sections 7.1, 7.2, 7.3 and 7.7 have been fulfilled, (b) certifying the resolutions of the Sellers authorizing this Agreement and the transactions contemplated herein, and (c) identifying the incumbent officers of the Seller and (d) certifying that this Agreement and the transactions contemplated herein have been approved by the holders of more than 50% of the Kreido common stock . There shall be attached to the Officer’s Certificate and true and correct copy of the Articles of Incorporation of Kreido and Kreido Labs certified by the Secretary of State of Nevada or California, as applicable, Certificates of Good Standing of Kreido and Kreido Labs issued by the Secretaries of State of Nevada and California, as applicable, and copies of the authorizing resolutions certified by the Secretary or Assistant Secretary of Kreido.
7.7 No Restraint or Litigation. No order, decree or ruling of any Governmental Authority shall have been entered, and no action, suit or proceeding before any court, arbitration panel or other tribunal shall have been instituted (or overtly threatened if the Buyer reasonably believes that such threat will result in institution of an action, suit or proceeding) by any Governmental Authority or third party, to restrain, prohibit, challenge or invalidate any of the transactions contemplated by this Agreement or which might adversely affect the right of the Buyer to own the Purchased Assets.

7.8 Necessary Consents. Seller shall have obtained and delivered to Buyer all of the third party consents required by Buyer, including consents and/or assignments of Assumed Contracts and Assumed Liabilities, necessary to consummate the transaction contemplated by this Agreement.
7.9 Encumbrances. Seller shall have delivered to Buyer UCC, state tax lien, and bankruptcy search reports from the Secretaries of State of Nevada and of California or search companies reasonably acceptable to Buyer and a Patent and Trademark Office lien searches as of a date no more than five (5) Business Days before the Closing Date indicating that there are no Encumbrances of record with respect to any Purchased Assets, other than those which will be discharged by the payment of money at the Closing or those which are approved or accepted in writing by the Buyer. Seller shall deliver to Buyer: (i) pay off letters in form and substance reasonably satisfactory to Buyer from any creditor or vendor of Seller holding an Encumbrance on Purchased Assets which shall provide that all outstanding obligations or any outstanding indebtedness to any such creditor or vendor shall be satisfied and discharged in full upon the payment by Buyer in accordance with Section 1.7 hereof of the amounts set forth on Schedule 7.9 hereof; and (ii) a written instrument from Certified, a form of which is attached as Exhibit H hereto.
7.10 Employees. Phil Lichtenberger shall be, and Alan McGrevy shall have been, released from their employment agreements with Seller with full rights to enter into the employ of Buyer.
7.11 Accounting. At the Closing, Kreido will provide to Buyer copies of detailed statement of operations and balance sheets for each of the Sellers and copies of the consolidated statement of operations, statement of cash flows, statement of shareholders equity and balance sheet for Kreido for the annual and quarterly accounting periods from January 1, 2007 to December 31, 2008, an audited inception to December 31, 2007 statement of operations, and copies of the additional financial information listed on Schedule 7.11. In addition, Kreido will provide to its outside independent auditors a letter indicating that they are authorized to provide information relating to the above information to representatives of FRB, at the expense of FRB, in connection with the preparation of financial statements of FRB which includes data relating to the Purchased Assets.
7.12 Good Standing. Seller shall have delivered to Buyer a good standing certificate from the Secretary of State of the State of Nevada and California, as applicable, certifying the good standing of the Seller.
7.13 Other Deliverables. Seller shall have delivered to Buyer all other documents, agreements or certificates as set forth in this Agreement.

ARTICLE 8
INDEMNIFICATION
8.1 Indemnification by Seller.
(a) Subject to the paragraphs 1.9 and 8.1(b) and Sections 8.3 and 8.4 hereof, Seller shall indemnify, defend and hold harmless Buyer and its directors, officers, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) against all costs, expenses, losses, damages, fines, and penalties (including, without limitation, reasonable attorneys’ fees) (collectively, “Damages”) incurred by the Buyer Indemnified Parties arising directly or indirectly from, with respect to or in connection with:
(i)	Any breach of any representation or warranty of Seller contained in this Agreement or any other Seller Document;
(ii)	the breach by Seller of any covenant or agreement contained in this Agreement or any other Seller Document;
(iii)
any claim, suit, action or cause of action or proceeding, whether instituted or commenced prior to or after the Closing Date, which relates to any of the Excluded Liabilities whether before or after the Closing Date; or

(iv)
any and all debts, liabilities and obligations of, and any and all violation of laws, rules, regulations, codes or orders by Seller, direct or indirect, fixed, contingent, legal, statutory, contractual or otherwise, which exist at or as of the Closing Date or which arise after the Closing Date but which are based upon or arise from any act, transaction, circumstance, sale or providing of works, material, product or services, state of facts or other condition which occurred or existed, on or before the Closing Date, whether or not then known, due or payable except with respect to or under the Assumed Contracts and Assumed Liabilities.

(b) Notwithstanding anything in Section 8.1(a) to the contrary, Seller will not be obligated to make any indemnification payment to any Buyer Indemnified Parties (an “Indemnification Payment”) unless and until the aggregate amount of Damages exceeds the sum of $50,000, (in which case the Buyer Indemnified Persons shall be entitled to seek compensation for all such Damages) and in no event shall the total amount of Indemnification Payments made by the Seller exceed an amount equal to One Million Dollars ($1,000,000 (the “Cap”); provided that the Cap shall not apply to claims of fraud or intentional misrepresentation of a material fact. All indemnification payments shall be made in shares of Buyer Stock with each share valued at $8.00 per Share.

8.2 Indemnification by Buyer.
(a) Subject to the paragraph 8.2(b) and Sections 8.3 and 8.4 hereof, Buyer shall indemnify, defend and hold harmless Seller and its shareholders, directors, officers, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) against all Damages, incurred by the Seller Indemnified Parties arising directly or indirectly from, with respect to or in connection with:
(i)	Any breach of any representation or warranty of Buyer contained in this Agreement or any Buyer closing document; and
(ii)	the breach by Buyer of any covenant or agreement contained in this Agreement or any Buyer closing document.
(b) Notwithstanding anything in Section 8.2(a) to the contrary, Buyer will not be obligated to make any indemnification payment to any Seller Indemnified Parties (a “Buyer Indemnification Payment”) unless and until the aggregate amount of Damages exceeds the sum of $50,000 (in which case Seller Indemnified parties shall be entitled to seek compensation for all such damages) and in no event shall the total amount of Indemnification Payments made by the Seller exceed an amount equal to the Cap provided that such Cap shall not apply to claims of fraud or intentional misrepresentation of material fact. All indemnification payments shall be made in shares of FRB Stock with each share valued at $8 per share.
8.3 Survival. All covenants and agreements of any party hereto shall survive the Closing. All representations and warranties of any party hereto set forth herein shall survive the Closing for a period of one (1) year following the Closing Date, at which time they shall be deemed terminated. Any claim which either party makes in good faith against the other party shall be made in writing prior to the termination date provided for in this Section 8.3 and shall survive the termination date, and the party making such claim shall have the right to pursue the same in accordance with the indemnification provisions provided for in this Agreement.
8.4 Procedures for Indemnification of Potential Damages.
(a) Within ten (10) business days after receipt by a potentially indemnified party hereunder of any actual or potential Damages, such potentially indemnified party shall, give written notice to the Buyer or Seller, as the case may be (in either case the “Indemnifying Party”). The failure to so notify the Indemnifying Party shall relieve it of liability that it may have to any indemnified party with respect to such action only if and to the extent the failure to so notify has prejudiced the indemnifying party. The Indemnifying Party shall be entitled to participate in all negotiations and discussions with the resolution of such Damages and, to the extent that it may elect, to assume primary responsibility therefor or the defense thereof and after written notice from the Indemnifying Party to such indemnified party of acceptance of primary responsibility or defense shall not be liable for any reasonable and documented legal or other expenses subsequently incurred by such indemnified party in connection with negotiations or the defense thereof, other than reasonable costs of investigation unless, in the written opinion of counsel to any indemnified party (which counsel shall be reasonably acceptable to the Indemnifying Party), the interests of any indemnifying party may conflict with the interests of the indemnified party.

(b) The indemnified party shall have the right to employ separate counsel in any and all such actions and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party if the Indemnifying Party has assumed primary responsibility therefor or the defense of such action with counsel reasonably satisfactory to the indemnified party;
(c) If the Indemnifying Party elects to assume primary responsibility for or the defense of such action, no compromise or settlement thereof may be affected by the indemnified party without the Indemnifying Party’s written consent (which shall not be unreasonably withheld or delayed), provided however, that the Indemnifying Party is not required to consent to any settlement unless Indemnifying Party receives as part of such settlement a legally binding and enforceable unconditional satisfaction and release of all claimed liabilities or obligations in form and substance reasonably satisfactory to the Indemnified Party. If notice is timely given to an indemnifying party and it does not, within twenty (20) days after the indemnified party’s notice is received, give notice to the indemnified party of the Indemnifying Party’s election to assume primary responsibility therefor or the defense thereof, the Indemnifying Party shall only be bound by any settlement of the claim for Damages effected by the indemnified party. (i) such settlement does not require the indemnified party to admit of any wrongdoing or take or refrain from taking any action, (ii) is limited to monetary damages; and (iii) the indemnified party receives as part of such settlement an unconditional release of all claims pertaining thereto. Upon its request of any amount to be paid by an Indemnifying Party pursuant to this Section 8, the indemnified party shall deliver to the Indemnifying Party such documents as it may reasonably request assigning to the Indemnifying Party any and all rights the indemnified party may have against third parties with respect to the claims for which indemnification is being received.
(d) Notwithstanding any provision of this Agreement to the contrary, Seller shall not be entitled to assume or direct the defense or settlement of any Proceeding if the amount of any Damages with respect to such proceeding is reasonably expected to exceed the Cap after taking into account all liabilities which the Seller have, has, have had or could reasonably be anticipated to have by reason of this Article 8, whether in respect of such proceeding and/or the events or circumstances giving rise thereto and/or in respect of all other claims and/or indemnification obligations. In such event, Buyer shall be entitled to control the defense and settlement of any such proceeding, and, without limiting the provisions of Section 8 hereof, the Indemnifying Party shall be liable for all Damages in connection thereunder.

ARTICLE 9
TERMINATION
9.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:
(a) By mutual agreement of the parties;
(b) by Buyer if Buyer is then not in breach of any of its material obligations hereunder, upon a material breach of any representation or warranty or violation of covenant by Seller that is not remedied within ten (10) Business Days after notice of such breach or violation; and
(c) by Seller if Seller is not in breach with any of its material obligations hereunder, upon a breach of any representation or warranty or violation of covenant by Buyer that is not remedied within ten (10) Business Days after notice of such breach or violation;
(d) by either Buyer or Seller if Closing shall not have occurred at or before 11:59 p.m. Chicago Time, on April 1, 2009, provided that the right to terminate the Agreement under this Section 9.1(d) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date.
9.2 Survival. In the event this Agreement is terminated pursuant to Section 9.1, (i) this Agreement shall become null and void and of no further force and effect, subject to Section 9.5 and (ii) except or provided in Section 9.5, there shall be no liability on the part of either Seller or Buyer or their respective officers, directors or affiliates.
9.3 Certain Effects of Termination. In the event of the termination of this Agreement by Seller or Buyer as provided in Section 9.1, any party, if so requested by another party, will return promptly every document furnished to it by the other party in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made.
9.4 Remedies. Notwithstanding any termination right granted in Section 9.1, in the event of the non-fulfillment of any condition to a party’s closing obligations, in the alternative, such party may elect to do one of the following:
(a) proceed to close, despite the non-fulfillment of any closing condition, it being understood that consummation of the Closing shall not be deemed a waiver of a breach of any representation, warranty or covenant or of such party’s rights and remedies with respect thereto;
(b) decline to close, terminate this Agreement, and thereafter seek damages to the extent permitted in Section 9.5; or
(c) seek specific performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (without any obligation of such Party to post any bond or other surety in connection therewith) and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which such Party may be entitled at law or in equity.

9.5 Right to Seek Damages.
(a) Neither Seller nor Buyer shall have any right whatsoever to assert a claim against the other party, and except as otherwise provided herein, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, unless the circumstances giving rise to such termination were caused by either: (a) the other party’s failure to comply with any of its material obligations set forth herein, or (b) the other party’s material breach of a representation or warranty contained in Section 3 or Section 4 hereof, in which event termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of the non breaching party. Notwithstanding anything in the forgoing to the contrary, in the event of a termination of this Agreement by Seller under Section 9.1(c) or 9.1(d) (only if Buyer has failed to fulfill its obligations hereunder or has been the cause or the result of the failure to consummate the transactions contemplated hereunder) without a Closing, the Escrow Deposit shall be promptly disbursed to Seller. In the event of a termination of this Agreement by Buyer under Section 9.1(b) or (d) (only if Seller has failed to fulfill its obligations hereunder or has been the cause or the result of the failure to consummate the transactions contemplated hereunder) without a Closing, the Escrow Deposit shall be promptly disbursed to Buyer. In the event of a termination of this Agreement by Buyer and Seller under Section 9.1(a), one-half (50%) of the Escrow Deposit shall be promptly disbursed to Buyer and one-half (50%) of the Escrow Deposit shall be promptly disbursed to Seller.
(b) In the event of: (A) termination by Buyer in accordance with the provisions of Section 9.1(b) or 9.1(d), or if Seller refuses to consummate the transactions contemplated herein despite the satisfaction of all conditions set forth in Section 7 hereof, and (B) within a period of 360 days after such termination, Seller sells any or all of the Purchased Assets to any other party or successor to Kreido’s estate, then Kreido shall pay FRB the amount of $250,000 in cash in immediately available funds (“FRB Damages”) upon the consummation of the transaction referred to in (B) above.
(c) The payment of the FRB Damages, or Escrow Deposit shall be liquidated damages and not as a penalty, and shall be in lieu of any other right or remedy that a party may have hereunder. In no event shall any Person or party be entitled to such recourse for damages against any officer or director of Buyer or Seller, any such recourse being hereby expressly waived. In addition, Sections 9.3, 9.5(c), 9.5(d), 10.3, 10.5, 10.8 and 10.11 shall survive the termination of this Agreement.
(d) Buyer hereby agrees that in the event that this Agreement has been terminated by Seller in accordance with Section 9.1(c) or (d) above due to Buyer embarking on a course of conduct designed to avoid the Closing, Buyer shall not be entitled to acquire or contract to acquire any or all of the Purchased Assets for a period of 360 days following such termination except upon the payment to Seller or Seller’s estate, successors or assigns of an amount not less than the Purchase Price plus the amount of the Assumed Liabilities.

ARTICLE 10
MISCELLANEOUS
10.1 Transaction Expenses. Each party will bear all of its own expenses incurred in the negotiations and consummation of the transactions contemplated hereby, including all legal, accounting and other advisors’ fees.
10.2 Notices.
(a) All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be deemed to have been given if in writing and delivered personally or delivered by a regular overnight delivery service or by means of facsimile communication addressed as follows:

If to Buyer to:	Four Rivers BioEnergy Inc.
14 South Molton Street
London W1K 5QP
Attention: Martin Thorp
Facsimile No.: +44 161 241 5365

And

Four Rivers BioEnergy Inc.
1637 Shar-Cal Road
P.O. Box 1056
Calvert City, Kentucky 42029 Attention: Stephen Padgett
Facsimile No.: (270) 395-0323

with a copy to:	Golenbock Eiseman Assor Bell & Peskoe LLP
437 Madison Avenue
New York, New York 10022
Attention: Andrew Hudders, Esq.
Facsimile No.: (212) -754-0330

If to Seller to:	Kreido Biofuels, Inc.
Kreido Laboratories
1070 Flynn Road
Camarillo, CA 93010
Attention: G.A. Ben Binninger and John Philpott
Facsimile No.: (805) 384-0989

with a copy to:	DLA Piper LLP (US)
203 North LaSalle Street
Suite 1900
Chicago, IL 60601
Attention: John Heuberger
Facsimile No.: (312) 630-5322
(b) Either party may designate, by notice in writing, a new or additional address to which any notice, demand or communication may hereafter be so given or sent.
All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day of such delivery, (x) if by next-day or overnight mail or delivery, on the business day following delivery to the service and (y) if by facsimile, on the next day following the day on which such telecopy was sent, provided that a copy is also sent by certified or registered mail.
10.3 Written Agreement to Govern. This Agreement (along with all documents and instruments to be delivered pursuant hereto, including all Exhibits and Schedules) sets forth the entire understanding, and supersedes all prior and contemporaneous discussions, negotiations, understandings and oral and written agreements, among the parties relating to the subject matter it contains and merges all prior and contemporaneous discussions among them. No party shall be bound by any definition, condition, representation, warranty, covenant or provision other than as expressly stated in this Agreement or in the other documents referred to in this Agreement which form a part of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and together shall constitute one and the same agreement.
10.4 Further Assurances.
(a) The parties agree that before and after the Closing, they shall use all reasonable efforts to take, or cause to be taken (i) all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement; (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder; and (iii) to cooperate with each other in connection with the foregoing. Upon Buyer’s request and at Buyer’s cost and expense, Seller shall deliver Buyer, before or after the Closing, copies of all Seller’s accounting records requested by Buyer and shall afford Buyer access to Seller’s auditors.
(b) Each party agrees that throughout the term of this Agreement it will cooperate with and make available to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any financial statement audit, tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose and will take reasonable measures to cause its representatives, including its accountants to do the same.

10.5 Severability. If any provision of this Agreement is judicially or administratively interpreted or construed as being unenforceable, such provision shall be inoperative, and the remainder of this Agreement shall remain binding upon the parties. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid as written by reason of its scope, the parties intend that such provision be enforced to the maximum extent permitted under applicable laws.
10.6 Interpretation. The headings in this Agreement are inserted for convenience of reference only and are not a part of and will not control or affect the meaning of this Agreement.
10.7 Waiver of Provisions. The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any obligation under this Agreement and all other instruments and documents to be delivered pursuant hereto shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition, or any breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or the breach of any other provision, term, covenant, representation or warranty of this Agreement.
10.8 Law to Govern. The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of New York, without regard to its conflict of laws rules.
10.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, administrators successors and assigns; however, neither this Agreement nor the rights or obligations of any party hereunder may be assigned except with the written consent of the other parties, which consent shall not be unreasonably withheld except that this Agreement may be assigned by FRB Sub to any other wholly owned entity of FRB.
10.10 Material Adverse Change or Material Adverse Effect. The term “Material Adverse Effect” or “Material Adverse Change” means a material adverse effect on the assets, business, condition (financial or otherwise) prospects or results of operations of Seller or Buyer, as the case may be, taken as a whole, provided, that none of the following alone shall be deemed, in and of itself, to constitute a Material Adverse Effect: or Material Adverse Change: (i) a change in the market price or trading volume of the shares of FRB’s or Kreido’s Common Stock, or (ii) changes in general economic conditions or changes affecting the industry in which the FRB or Seller operates generally.
10.11 Recovery of Fees and Expenses. In the event any party shall bring legal action to enforce its rights or the obligations of the other party under this Agreement or to pursue its remedies at law or in equity, the parties agree that the successful party in said legal proceedings shall be entitled to recover from the other party the reasonable costs and expenses, including attorneys’ fees and court costs, incurred in such legal action.
10.12 Business Day. The term “Business Day” means any day other than a Saturday, Sunday or any weekday on which the national banks located in New York are officially closed for business in the State of New York.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first written above.

Seller: KREIDO BIOFUELS, INC., a Nevada corporation
By:	/s/ G. A. Ben Binninger
	Name:	G. A. Ben Binninger
	Title:	Chief Executive Officer

KREIDO LABORATORIES, a California corporation
By:	/s/ G. A. Ben Binninger
	Name:	G. A. Ben Binninger
	Title:	Chief Executive Officer

Buyer: FOUR RIVERS BIOENERGY INC., a Nevada corporation
By:	/s/ Gary Hudson
	Name:	Gary Hudson
	Title:	President & CEO

THE FOUR RIVERS BIOENERGY COMPANY, INC. a Kentucky corporation
By:	/s/ Gary Hudson
	Name:	Gary Hudson
	Title:	President & CEO
Exhibits and Schedules intentionally omitted